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                                                                      EXHIBIT 15


The Board of Directors
First American Corporation:


With respect to this Registration Statement on Form S-4, we acknowledge our awareness of the use therein of our report dated April 20, 1995, our report dated July 20, 1995, except for Note 6, as to which the date is September 22, 1995, and our report dated October 19, 1995, except for the fifth paragraph of
Note 5, as to which the date is November 1, 1995, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                  Very truly yours,

                                  KPMG Peat Marwick LLP

Nashville, Tennessee
January 25, 1996